MSB Financial Corp to Pay $0.425 Special Dividend
Released: 08/24/2017
Millington, N.J. – MSB Financial Corp., (the "Company") (Nasdaq: MSBF), the holding company for Millington Bank, announced today that its Board of Directors has declared a special cash dividend of $0.425 per share on its outstanding common stock, payable on or about September 20, 2017 to stockholders of record as of the close of business on September 7, 2017.
"Since our conversion to a fully public company in July 2015, the Company has significantly improved profitability through strong balance sheet growth," stated Michael A. Shriner, President and CEO.  "After six quarters of positive trending net income and continued strong capital levels, we feel that it's appropriate for us to return some of those earnings through a special dividend.  This dividend provides the Company another way to further manage its capital position and enhance shareholder value."
The Company is the holding company for Millington Bank which operates through four branches located in Morris and Somerset County, New Jersey.

Contact:  Michael A. Shriner, President & CEO

      (908) 647-4000
      mshriner@millingtonbank.com